UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
Registration Statement
under
The Securities Act of 1933, as amended.

TENANTWIZ SOFTWARE CORP.
(Exact name of registrant as specified in charter.)

NEVADA	26-0830987

(State of other jurisdiction or organization)	(I.R.S. Employer of incorporation Identification
Number)

650 S. Hill St. #J-4
Los Angeles, CA 90014
(866) 993-6879
(Address and telephone of executive offices, including zip code.)

CSC Services of Nevada, Inc.

502 East John Street

Carson City, NV 89706

(775) 882-3072
(Name, address and telephone of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Parsons/Burnett/Bjordahl, LLC

1850 Skyline Tower

10900 NE 4th Street

Bellevue, WA 98004

(425) 451-8036

(425) 451-8568 (fax)

In addition, pursuant to rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Aggregate Proposed Maximum Offering Price per Unit/Share	Proposed Maximum Aggregate Offering Price [1][2]	Amount of Registration Fee [1][2]
Common Shares, $0.001 par value, issuable upon exercise of stock options by Grantees	1,250,000	$0.58	$725,000	$28.49
Totals	1,250,000	$0.58	$725,000	$28.49

[1] Based upon the mean between the closing bid and ask prices for common shares on February 12, 2009, in accordance with Rule 457(c).

[2] Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”) based upon the price of the options as set by the Board of Directors.

PURPOSE OF REGISTRATION STATEMENT AND DESCRIPTION OF PLAN

This Registration Statement on Form S-8 registers shares issuable under the Company’s 2009 Employee Stock Incentive Plan (the “Plan”).

Under the terms of the Plan, a total of 1,250,000 shares of common stock can be issued to compensate directors, employees and consultants of the Company for services rendered to the Company.

The terms of the Plan are fully disclosed in the attached copy of the Plan, but include the following:

-

price and other terms of issuance of shares under the Plan are to be determined by the Board of Directors, who administer the Plan and who will take into account the market price of the Company’s securities at the date of any agreement to issue shares under the Plan.

-	shares of common stock issuable under the Plan have the same rights and restrictions as all other issued and issuable shares of common stock of the Company.

Any shares issuable under the Plan, although registered by way of this registration statement, may require a resale prospectus prior to resale by affiliates or others.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT.

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

We hereby incorporate by reference the following:

a) Our Annual Report on Form 10-K and our Quarterly Reports on Form 10-QSB or 10-Q filed with the Securities and Exchange Commission ("SEC"), SEC file no. 333-147106; and

b) All other reports, proxy statements and information statements filed subsequent to the foregoing Registration Statement pursuant to the continuous disclosure requirements of the Securities Exchange Act of 1934 (the "Exchange Act").

ITEM 4. DESCRIPTION OF SECURITIES.

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share.  The holders of our common stock

•

Have equal ratable rights to dividends from funds legally available if and when declared by our Board of Directors;

•

Are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

•

Do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights;

•

And are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

We refer you to the Bylaws of our Articles of Incorporation and the applicable statutes of the State of Nevada for a more complete description of the rights and liabilities of holders of our securities.

Cash Dividends

As of the date of this Prospectus, we have not declared or paid any cash dividends to stockholders.  The declaration of any future dividend will be at the discretion of our Board of Directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions.  It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Anti-Takeover Provisions

There are no anti-takeover provisions in our governing documents or under Nevada corporate law that, currently, may have the affect of delaying or preventing a change in our control.  Provisions 78.378 through 78.379 of the Nevada Revised Statutes relate to control share acquisitions that may serve to delay or make more difficult attempts to acquire us or effect a change in control of the Company.  However, these provisions only apply when we have 200 or more stockholders of record, at least 100 of whom have addresses in the State of Nevada appearing on our stock ledger, and we do business in this state directly or through an affiliated corporation.  It is unlikely we will meet all of those conditions in the foreseeable future.

Reporting

After we complete this Offering, we will not be required to furnish you with an annual report.  Further, we will not voluntarily send you an annual report.  We will be required to file reports with the SEC under section 15(d) of the Securities Act.  We will file the reports electronically.  The reports we will be required to file are Forms 10-K, 10-Q, and 8-K.  You may read copies of any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC also maintains an Internet site that will contain copies of the reports we file electronically.  The address for the Internet site is www.sec.gov.

Stock Transfer Agent

Our transfer agent is Island Stock Transfer, 100 Second Avenue South, Suite 104N, St. Petersburg, FL 33701, (727) 289-0010.

Shares outstanding

We have 50,050,000 shares of common stock outstanding as of the date of this S-8 Registration Statement.

Some of the shares are held by affiliates. Common shares held by affiliates of the Company are restricted securities may be sold in the public market in the United States only if registered or if they qualify for an exemption from registration, including the exemptions under Section 4(1) and/or Rules 144 or 144(k) under the Securities Act.

ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL.

None.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under our Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest.  We may advance expenses incurred in defending a proceeding.  To the extent that the officer or director is successful on the merit in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney’s fees.  With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order.  The indemnification is intended to be the fullest extent permitted by the laws of the State of Nevada.

ITEM 7. EXEMPTION FROM REGISTRATION.

None; not applicable.

This S-8 Registration Statement registers shares of the Company’s common stock under the Securities Act of 1933.

ITEM 8. EXHIBITS.

The following Exhibits are incorporated herein by reference from the Registrant's SB-2 Registration Statement, as amended, and subsequent documents required to be filed under the Securities Exchange Act of 1934 and filed with the Securities and Exchange Commission, SEC file no. 333-147106. Such exhibits are incorporated herein by reference pursuant to Rule 12b-32:

3.1	Articles of Incorporation

3.2	Bylaws

The following documents are filed herewith:

Exhibit No.	Description
5.1	Opinion of Parsons/Burnett/Bjordahl, LLP, regarding the legality of the securities registered under this Registration Statement
10.1	Employee Stock Incentive Plan
23.1	Consent of Child, Van Wagoner and Bradshaw, PLLC
23.2	Consent of Parsons/Burnett/Bjordahl, LLP (included in Exhibit 5.1)

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

1.

to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

2.

that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and,

3.	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration

Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement thereto to be signed on its behalf by the undersigned, thereunto duly authorized on the 13th day of January, 2006.

TenantWIZ Software Corporation

BY:	/s/ Robert Kanaat
Robert Kanaat, President, Director